SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

         Date of Report (Date of earliest event reported): April 8, 2003


                                FONAR CORPORATION
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                        0-10248                      11-2464137
---------------                 ----------------            --------------------
(State or other                 (Commission File               I.R.S. Employer
jurisdiction of                      Number)                 Identification No.)
 incorporation)

                                110 Marcus Drive
                            Melville, New York 11747
                                 (631) 694-2929
               --------------------------------------------------
               (Address, including zip code, and telephone number
                   of registrant's principal executive office)

Item 2. Acquisition or Disposition of Assets

Disposition of Business

     On April 8, 2003, Fonar Corporation's (the "Company" or "Fonar") wholly-owned subsidiary, Health Management Corporation of America ("HMCA") sold all of the issued and outstanding stock of A&A Services, Inc. ("A&A Services"), a physician practice management services organization engaged in the business of managing four primary care practices located in Queens County, New York (the "Practices"). The sale was made to Drs. Glenn Muraca and Giovanni Marciano, the former owners, for a purchase price of $3,000,000, payable as follows: $500,000 at closing, $2,350,000 due 75 days after closing and $150,000 six months following closing, together with a release of indebtedness in the approximate amount of $1.1 million. The purchase price was the result of negotiations settling outstanding litigation and was not based on earnings, book value or other similar criteria.

     The repurchase by the Buyers of the stock was the principal part of a settlement of three lawsuits which had been instituted by the parties. The first was instituted by HMCA and Fonar against the Buyers for fraud, failure of consideration and breach of the contract with respect to the original acquisition by HMCA of A&A Services, and the second was instituted by professional corporations managed by HMCA against the Buyers for breach of their employment agreements. The third case was commenced by M&M Properties, LLC, a limited liability company in which the Buyers have an interest, against A&A Services for nonpayment of rent. The case was settled before the defending parties answered the complaints. As part of the settlement, the parties released each other of all claims, including approximately $1,090,562 remaining due to the Buyers with respect to the purchase of A&A Services and approximately $21,167 owed to M&M Properties, LLC by A&A Services for past due rents. HMCA took over cash of approximately $20,000 and receivables (net of doubtful accounts) of approximately $280,000 as of the closing and accounts payable of approximately $134,000.

     There is no family, business or other material relationship between either of the Buyers and any of Fonar, HMCA, or any of their respective affiliates, directors, officers or any associate of any such director or officer.

     A&A Services provided the Practices with management services, office space, equipment, repair and maintenance service for the equipment and clerical and other non-medical personnel. The Practices are primary care practices specializing in family medicine located in Woodhaven, Richmond Hill, Corona and Ridgewood in Queens County, New York.

     During the first six months of fiscal 2003, A&A Services suffered a net loss of $224,703 and an operating loss of $77,978, and for fiscal 2002, suffered a net loss of $5,363,044 and an operating loss of $120,889. For the year ended June 30, 2002, A&A Services' net loss included a $4.7 million loss in impairment of A&A Services' management contracts with the Practices which resulted from declining revenues from the Practices. As at April 7, 2003, the net carrying value of A&A Services' management contracts was approximately $3.3 million.

     Effective March 20, 1998, HMCA had purchased A&A Services from the Buyers for ten million dollars ($10,000,000) payable in a combination of cash, promissory notes and HMCA stock. In reselling the Practices to the Buyers, HMCA has sold a nonprofitable business and elected not to be involved in the management of primary care practices, but to focus on the management of MRI scanning centers and physical therapy and rehabilitation facilities.

Item 7. Financial Statements and Exhibits

Financial Statements

     The financial statement required by this item will be filed no later than June 23, 2003.

Exhibits

     2.   Stock Repurchase and Settlement Agreement dated April 8, 2003


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    FONAR CORPORATION
                                                    (Registrant)

                                                    By: /s/ Raymond V. Damadian
                                                        Raymond V. Damadian
                                                        President and Chairman

Dated: April 23, 2003